FILED PURSUANT TO

RULE 424(B)(3)

REGISTRATION NO: 333-261497

Prospectus Supplement

(To the Prospectus dated December 16, 2021)

Sadot Group Inc.

(f/k/a Muscle Maker Inc.)

22,093,822 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated December 16, 2021 (the “Original Prospectus”), relating to the offering on a resale basis of an aggregate of up to 22,093,822 shares of our common stock, par value $0.0001 per share, which are comprised of (i) 6,772,000 shares (the “Shares”) of our common stock issued in a private placement on November 22, 2021 (the “Private Placement”), pursuant to that certain Securities Purchase Agreement by and among us and certain investors (the “Purchasers”), dated as of November 17, 2021 (the “Securities Purchase Agreement”), (ii) 4,058,305 shares (the “Pre-funded Warrant Shares”) of our common stock issuable upon the exercise of the pre-funded warrants (the “Pre-funded Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement, (iii) 10,830,305 shares (the “Common Stock Warrant Shares” and together with the Pre-funded Warrant Shares, the “Warrant Shares”) of our common stock issuable upon the exercise of the warrants (the “Common Stock Warrants” and together with the Pre-funded Warrants, the “Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement we issued to such investor and (iv) 433,212 shares (the “Placement Agent Warrant Shares”) of our common stock issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants”) issued in connection with the Private Placement.

The exercise price of the Common Stock Warrants is $1.385 per share. Certain of the Common Stock Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “SDOT.” We previously traded on the Nasdaq Capital Market until July 26, 2023 under the symbol “GRIL”. On July 25, 2023, the last reported sale price of our shares of common stock on the Nasdaq Capital Market was $1.26 per share.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This prospectus supplement is being filed to disclose the following:

On July 27, 2023, we entered into a Warrant Exercise Agreement (the “Warrant Exercise Agreement”) with Altium Growth Fund Ltd. (the “Investor”) under which the Company agreed to amend certain Common Stock Warrants to purchase up to an aggregate of 2,153,309 shares of common stock of the Company that were previously issued on November 22, 2021, at an exercise price of $1.385 per share of common stock with an expiration date of November 22, 2026.

Under the Warrant Exercise Agreement, with respect to Common Stock Warrants to purchase up to an aggregate of 2,153,309 shares of common stock held by the Investor, the Company agreed to lower the exercise price of such Common Stock Warrants to $1.00 per share of common stock in consideration of the Investor immediately exercising such Common Stock Warrants and receiving 2,153,309 shares of common stock.

Prospectus supplement dated July 27, 2023

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